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                                                       Exhibit 7

                      STOCKHOLDER AGREEMENT


          Stockholder Agreement (this "Agreement"), dated as of July 30, 1996, between Trefoil Capital Investors II, L.P., a Delaware limited partnership ("Trefoil II"), and GE Investment Private Placement Partners II, A Limited Partnership, a Delaware limited partnership ("GEIPPPII").


                      W I T N E S S E T H:



          WHEREAS, pursuant to a Stock Purchase Agreement of even date herewith (the "Purchase Agreement") by and among The Grand Union Company, a Delaware corporation (the "Company"), and the Purchasers listed therein (the "Purchasers"), Trefoil II and GEIPPPII each will individually purchase from time to time thereunder an aggregate of up to 1,000,000 shares of Class A Convertible Preferred Stock, stated value $50.00 per share (the "Preferred Stock"), of the Company;

          WHEREAS, in connection with the acquisition of such shares of Preferred Stock, and any other shares of the Preferred Stock and common stock, par value $1.00 per share, of the Company (the "Common Stock") paid as dividends on such shares of Preferred Stock (collectively with the Preferred Stock, the "Securities"), Trefoil II and GEIPPPII will have the right to demand registration, on up to four occasions, of all or any portion of such Securities for public sale in the United States (the "Demand Registration Rights"); and

          WHEREAS, Trefoil II and GEIPPPII wish to provide for certain arrangements with respect to their shares of Securities;

          NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements and covenants contained herein, the parties hereto agree as follows:

          1. Definitions. All terms defined herein in the plural form shall have correlative meanings in the singular form and vice versa. For purposes of this Agreement, the following terms shall have the respective meanings given below:

     "Additional Director" means any directors that the Purchasers shall have the right to designate on or after a Subsequent Closing (as defined in the Purchase Agreement);

     "Board" means the Board of Directors of the Company;

     "First Directors" means the two directors of the Company which the Purchasers shall have the right to designate upon the First Closing (as defined in the Purchase Agreement), if one shall occur;

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     "GEI Director" means a member of the Board designated by
GEIPPPII under Section 2 of this Agreement;

     "Initial Directors" means the three additional directors that the Purchasers shall have the right to designate upon the occurrence of the Principal Closing (as defined in the Purchase Agreement), if the First Closing shall occur; and if no First Closing shall occur, "Initial Directors" shall mean the five directors that the Purchasers shall have the right to designate upon the Principal Closing;

     "Purchaser Directors" means the First Directors, the Initial
Directors and the Additional Directors, if any;

     "Trefoil Director" means a member of the Board designated by Trefoil II under Section 2 of this Agreement; and

     "Voting Stock" means the Common Stock, the Preferred Stock and any other capital stock of the Company that is entitled to vote with the Common Stock on all matters submitted to the stockholders of the Company for voting;

          2.  Voting.

     (a) Directors. The Purchase Agreement provides that, as long as the Purchasers own at least 35% of the Voting Stock, the Board shall consist of nine members, certain of whom shall be designated by the Purchasers. The Purchasers hereby agree that such designees shall be selected as follows:

          (i) If the First Closing shall occur: one First Director shall be selected by Trefoil II and one First Director shall be selected by GEIPPPII; and the first Initial Director shall be selected by Trefoil II, the second Initial Director shall be selected by GEIPPPII and the third Initial Director shall be selected by mutual agreement of Trefoil II and GEIPPPII (each, a "Joint Director");

          (ii) If the First Closing shall not occur: the first Initial Director shall be selected by Trefoil II, the second Initial Director shall be selected by GEIPPPII, the third Initial Director shall be selected by Trefoil II, the fourth Initial Director shall be selected by GEIPPPII and the fifth Initial Director shall be selected by mutual agreement of Trefoil II and GEIPPPII (each also, a "Joint Director"); and

          (iii) any Additional Directors which the Purchasers shall be entitled to select from time to time shall be selected by mutual agreement between Trefoil II and GEIPPPII and shall also be referred to herein as "Joint Directors".

     Each of the Purchasers shall vote, or cause to be voted, all Securities beneficially owned by it at any regular or special meeting of stockholders called for the purpose of filling positions on the Board of Directors, or, if permitted under applicable law, in any written consent executed

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in lieu of such a meeting of stockholders, in favor of the
election of each Trefoil II Director, each GEI Director and each Joint Director, to the Board. The Purchasers shall not vote to remove any member of the Board elected in accordance with the foregoing procedure except (i) for cause or (ii) in the case of any Trefoil II Director , with or without cause upon the request of Trefoil II, in the case of any GEI Director, with or without cause upon the request of the GEIPPPII, and in the case of any Joint Director, with or without cause with the mutual agreement of Trefoil II and GEIPPPII.

     (b) Replacement Directors. If, following election to the Board of Directors, any Purchaser Director shall resign, be removed or be unable to serve, for any reason prior to the expiration of his or her term as a director of the Company, Trefoil II, in the case of a Trefoil II Director, GEIPPPII, in the case of a GEI Director, or both Trefoil II and GEIPPPII, in the case of a Joint Director, shall be entitled to designate a replacement director. Following such designation, each of the Purchasers shall take all necessary action to cause such replacement director to be elected to the Board, including, without limitation, to cause any director selected by it to vote in favor of such replacement director, to call a special meeting of stockholders, or, if permitted under applicable law, to cause a written consent in lieu of such a meeting of stockholders to be given to each stockholder of the Company, and to vote, or to cause to be voted, all Securities owned by it in favor of the election to the Board of Directors of such replacement director.

     (c) Further Action. In order to effectuate the provisions of this Section 2, each of the Purchasers agrees that, in addition to voting, or causing to be voted, all shares of Stock beneficially owned by it in favor of the election to the Board of each Purchaser Director and any replacement director designated in accordance with Section 2(b) hereof, the Purchasers will take, or use its best efforts to cause to be taken, all such further action as may be necessary to ensure the election of such persons to the Board; provided, however, that no Purchaser shall be required to solicit the vote of any other stockholder of the Company.

     (d) Effect of Dispositions and Dilution. The number of nominees which each Purchaser shall be entitled to select as directors pursuant to this Agreement shall be altered as follows:

          (i) at any time after the Fourth Closing, upon the decrease in beneficial ownership by the Purchasers to an amount representing less than 50% of the voting power of all outstanding Voting Stock due to the sale by one or both of the Purchasers of Securities other than pro rata, if the number of Purchaser Directors shall be reduced, (1) first, the number of Purchaser Directors selected by the Purchaser which shall have sold the most Securities shall first be reduced by one; (2) then, the number of Joint Directors shall be reduced to zero; (3) then, the number of Purchaser Directors selected by the Purchasers shall be reduced pro rata in accordance with the amount of Securities sold by the respective Purchasers, in reverse order to the order such directors were initially selected under clause (a) of this
Section 2, until the total number of Directors to be selected by the Purchasers in respect of the Securities then held pursuant to the Purchase Agreement shall be reached; provided, however, that the last two directors selected by

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the Purchasers pursuant to Section 5.13(f) of the Purchase
Agreement shall be selected by the respective Purchasers which shall be so entitled thereunder; and

          (ii) at any time after the Fourth Closing, upon the decrease in beneficial ownership of Voting Stock of the Company by the Purchasers to less than 50% due to sales by the Purchaser in equal amounts, or for any other reason other than the sale of Securities by either Purchaser, as the number of Purchaser Directors which the Purchasers are entitled to select under the Purchase Agreement is reduced, first the Joint Directors shall be eliminated; then, if necessary, the number of Purchaser Directors selected by the Purchasers shall be eliminated in reverse order to the order such directors were initially selected under clause
(a) of this Section 2, until all of the Directors to be selected by the Purchasers in respect of the Securities then held pursuant to the Purchase Agreement shall be eliminated; provided, however, that the last two directors selected by the Purchasers pursuant to Section 5.13(f) of the Purchase Agreement shall be selected by the respective Purchasers which shall be so entitled thereunder.

          3. Fees. The parties hereto agree that any Transaction Fees and Termination Fees to be paid to the Purchasers under the Purchase Agreement shall be treated as provided in the letter agreement of even date herewith (the "Fee Letter") among Shamrock Capital Advisors, Inc. ("SCA"), GE Investment Management Incorporated (the "GE Manager") and the partners of Trefoil II. The parties hereto further agree and acknowledge that neither GEIPPPII nor the GE Manager shall have any right, by reason of this Agreement, the Purchase Agreement, or otherwise, to participate in the fees, if any, to be paid by the Company to SCA pursuant to the Management Services Agreement to be entered into between the Company and SCA.

          4. Tag-Along Rights. If, at any time, either party proposes to sell its shares of Securities, or any portion thereof, in one transaction or in any series of transactions (other than through a sale of such shares on a public exchange), then such party (the "Selling Party") shall notify the other party ("The Tag-Along Seller"), describing in such notification the material terms of the proposed sale. The Tag-Along Seller shall have the option, exercisable by written notice to the Selling Party, within ten business days after the Selling Party notifies the Tag-Along Seller of its intention to effect such sale, to require the Selling Party to provide as part of its proposed sale that the Tag-Along Seller be given the right to participate, pro rata in proportion to the respective number of shares of Securities owned by each party, in such transaction or series of transactions on the same terms and conditions (including but not limited to obligations with respect to indemnification) as the Selling Party, and, if such option is exercised by the Tag-Along Seller, the Selling Party shall not proceed with such sale unless the Tag-Along Seller is given the right so to participate. The provisions of this Section 4 are in all respects subject to Section 10 of this Agreement.

          5. Acquisition of Additional Shares. In the event that either party proposes to acquire additional shares of Securities, in either one transaction or in any of a series of transactions from a single seller (other than through purchases of listed Securities on a public exchange), such party (the "Purchasing Party") shall notify the other party (the "Tag-Along Purchaser"), describing in such notification the material terms of such proposed purchase. The Tag-Along Purchaser shall have the option, exercisable by written notice to the Purchasing Party,

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within ten business days after the Purchasing Party notifies the
Tag-Along Purchaser of its intention to effect such purchase, to require the Purchasing Party to provide as part of its proposed purchase that the Tag-Along Purchaser be given the right to participate, pro rata in proportion to the respective number of shares of Securities owned by each party, in such transaction or series of transactions on the same terms and conditions (including but not limited to obligations with respect to indemnification) as the Purchasing Party, and if such option is exercised by the Tag-Along Purchaser, the Purchasing Party shall not proceed with such purchase unless the Tag-Along Purchaser is given the right so to participate. The provisions of this
Section 5 are in all respects subject to Section 10 of this Agreement.

          6.   Exercise of Demand Registration Rights.

          (a) Subject to Section 10 of this Agreement, each party may independently elect to exercise two of the Demand Registration Rights; provided, however, that if the Preferred Stock is not, at such time, listed for trading on a national securities exchange, or included for quotation in the Nasdaq National Market, then neither party may elect to exercise any such Demand Registration Right in order to register all or any portion of its shares of Preferred Stock for public sale without the agreement of the other party.

          (b) If, at any time, either party elects to exercise a Demand Registration Right to register all or any portion of its shares of Securities for public sale, such party (the "Registering Party") shall notify the other party (the "Tag-Along Registrant") and the Tag-Along Registrant shall have the option, exercisable by written notice to the Registering Party, within ten business days after the Registering Party notifies the Tag-Along Registrant of its intention to exercise such Demand Registration Right, to require the Registering Party to provide that the Tag-Along Registrant be given the right to participate, pro rata in proportion to the respective number of shares of Securities owned by each party, in such registration, and, if such option is exercised by the Tag-Along Registrant, the Registering Party shall not proceed with such registration unless the Tag-Along Registrant is given the right so to participate.

          7. Legend on Certificates. Except as set forth herein to the contrary, the following legend shall be noted conspicuously on all certificates representing shares of Securities which are subject to the terms of this Agreement:

        The securities represented by this certificate are subject to restrictions on transfer as provided in a Stockholders Agreement dated as of July 30, 1996, between Trefoil Capital Investors
        II, L.P. and GE Investment Private Placement
        Partners II, A Limited Partnership.

          8. Term. This Agreement shall terminate upon the termination of the Purchase Agreement and payment of the Termination Fee thereunder and pursuant to the Fee Letter or, if the Principal Closing shall have occurred, at such time as either Trefoil II or GEIPPPII shall no longer hold Securities representing 10% or more of the total voting power of all of the Company's outstanding securities.

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          9.   After Acquired Securities.  The provisions of this
Agreement shall apply with equal force to any additional shares of Common Stock or Preferred Stock acquired by either party during the term of this Agreement.

          10. Coordinated Investment. Trefoil II and GEIPPPII acknowledge and agree that the investment by Trefoil II in the Securities is subject to a certain letter agreement, between Trefoil Investors II, Inc. and Sigma Hedge Partners, G.P. ("Sigma") providing, among other things, that Trefoil II shall convert shares of Preferred Stock into shares of Common Stock at the direction of Sigma, and that Trefoil II shall not so convert any such shares without the prior written consent of Sigma. Trefoil II and GEIPPPII hereby acknowledge and agree that the provisions of this Agreement are subject and subordinate to the provisions of said letter agreement in every respect.

          11. Entire Agreement. This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof, and supersedes any existing agreements between them concerning such subject matter.

          12. Notices. Any notice under or relating to this Agreement shall be given in writing and shall be deemed sufficiently given when delivered by hand or by conformed facsimile transmission, on the second business day after a writing is consigned (freight prepaid) to a commercial overnight courier, and on the fifth business day after a writing is deposited in the mail, postage and other charges prepaid, addressed as follows:

     Trefoil II:         4444 Lakeside Drive
                         Burbank, California  91505
                         Attn:  Mr. Geoffrey T. Moore
                         Telecopy: (818) 842-3142

     with a copy to:     Fried, Frank, Harris, Shriver & Jacobson
                         725 South Figueroa Street, Suite 3890
                         Los Angeles, California 90017
                         Attention:  David K. Robbins, Esq.
                         Telecopy:  (213) 689-1646


     GEIPPPII:           GE Investment Management Incorporated
                         3003 Summer Street
                         Stamford, Connecticut  06904
                         Attn:  Michael Pastore, Esq.
                         Telecopy: (203) 326-4177

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     with a copy to:     Dewey Ballantine
                         1301 Avenue of the Americas
                         New York, New York 10019
                         Attention:  William J. Phillips, Esq.
                         Telecopy:  (212) 259-6333


or to such other address or facsimile number as either party may, from time to time, designate in a written notice given in like manner.

          13. Modification. This Agreement may only be modified by a written instrument duly executed by each party hereto.

          14. Waiver. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. Any waiver of any provision of this Agreement must be in writing.

          15. Headings. The headings to the sections of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

          16. Separability. If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

          17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          18. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

          19.  Disapproval of Certain Underwriters.
Notwithstanding anything to the contrary in this Agreement, if Trefoil II or GEIPPPII (or General Electric Pension Trust ("GEPT") or a direct or indirect subsidiary of GEPT upon or following a distribution of Securities by Trefoil II or GEIPPPII, as the case may be, to its partners) is participating in the underwritten public sale of Securities pursuant to any registration rights (whether "demand" or "piggyback" or in a "shelf" registration), GEPT or any such direct or indirect subsidiary thereof and GEIPPPII shall each have the absolute right to disapprove in such underwritten offering any underwriter in which General Electric Company has a direct or indirect five percent (5%) or greater voting equity interest.

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          IN WITNESS WHEREOF, the parties have duly executed this
Agreement as of the date first written above.


                              TREFOIL CAPITAL INVESTORS II, L.P.
                              By:  Trefoil Investors II, Inc.
                                   its general partner


                              By:  Stephen D. Royer
                                   Name:  Stephen D. Royer
                                   Title:      Vice President



                              GE INVESTMENT PRIVATE PLACEMENT
                              PARTNERS II, A LIMITED PARTNERSHIP
                              By: GE Investment Management
                                  Incorporated


                              By: Michael M. Pastore
                                  Name:  Michael M. Pastore
                                  Title:      Vice President

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